Joint Filing Agreement
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, par value $0.01 per share, of TeleCommunication Systems, Inc., a Maryland corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned have executed this Joint Filing Agreement this 9th day of February, 2011.

/s/ Jon B. Kutler
JON B. KUTLER

/s/ Sara S. Kutler
SARA S. KUTLER